UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Halstedt, Steven C.
   1428 15th Street
   Denver, CO  80202
   USA
2. Issuer Name and Ticker or Trading Symbol
   Verio, Inc.
   VRIO
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   September, 1999
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |9/03/9|S   | |20,000            |D  |$35.1289   |                   |I     |(1)                        |
                           |9     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |9/09/9|S   | |15,000            |D  |$32.825    |                   |I     |(1)                        |
                           |9     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |9/10/9|S   | |5,000             |D  |$33.6875   |                   |I     |(1)                        |
                           |9     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |9/10/9|S   | |20,000            |D  |$35.1328   |345,890            |I     |(1)                        |
                           |9     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |9/03/9|S   | |20,000            |D  |$35.1289   |                   |I     |(2)                        |
                           |9     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |9/09/9|S   | |15,000            |D  |$32.825    |                   |I     |(2)                        |
                           |9     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |9/10/9|S   | |5,000             |D  |$33.6875   |                   |I     |(2)                        |
                           |9     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |9/10/9|S   | |20,000            |D  |$35.1328   |536,214            |I     |(2)                        |
                           |9     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) The Reporting Person is a unit holder of Centennial Holdings I, LLC ("Holdings LLC"). The Reporting Person is an officer, director and manager of Holdings LLC. The transactions reported were effected by Holdings LLC. By virtue of the relationships described and his roles with Holdings LLC, the Reporting Person may be deemed to control the Issuer's securities held by Holdings LLC. However, the Reporting Person, acting alone, does not have voting or investment power with respect to the Issuer's securities directly beneficially held by Holdings LLC, and, as a result, the Reporting Person disclaims beneficial ownership of the Issuer's securities directly beneficially owned by Holdings LLC, except to the extent of the reporting Person's indirect pecuniary interest in Holdings
LLC.
(2)  The Reporting Person is one of the five general partners of Centennial
Holdings V, L.P. ("Holdings V").   The transactions reported were effected
by Holdings V. By virtue of the relationships described above and his roles with Holdings V, the Reporting Person may be deemed to control Holdings
V and may be deemed to possess indirect beneficial ownership of the issuer's securities held by Holdings V. However, the Reporting Person, acting alone, does not have voting or investment power with respect to the issuer's securities directly beneficially held by Holdings V, and, as a result, the Reporting Person disclaims beneficial ownership of the issuer's securities directly beneficially owned by Holdings V, except to the extent of the Reporting Person's indirect pecuniary interest in Holdings
V.

SIGNATURE OF REPORTING PERSON
/s/ Steven C. Halstedt
DATE
October 6, 1999